Exhibit 3.2(b)
FIRST AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS OF
CINEMARK HOLDINGS, INC.
Dated as of April 16, 2007
     Reference is hereby made to the Amended and Restated Bylaws of Cinemark Holdings, Inc., a Delaware corporation (the “Corporation”), adopted as of April 9, 2007 (the “Bylaws”). Pursuant to Section 9.15 of the Bylaws, the Bylaws are hereby amended as follows:
1.	Section 3.2(a) of the Bylaws is hereby amended in its entirety to read as follows:
          “Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors or as may be otherwise provided by the terms of that certain Director Nomination Agreement, dated as of April 9, 2007, as amended from time to time (the “Nomination Agreement”), among the Corporation and the stockholders party thereto. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.”
2.	Section 3.2(e) of the Bylaws is hereby amended in its entirety to read as follows:
          “Except as otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of one or more series of Preferred Stock to nominate and elect directors or as otherwise provided by the terms of the Nomination Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.2. If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.”
3.	Section 3.2(f) of the Bylaws is hereby amended in its entirety to read as follows:
          “In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect (i) any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation or (ii) any rights of stockholders to nominate directors pursuant to the Nomination Agreement.”
4.	Section 7.1 of the Bylaws is hereby amended in its entirety to read as follows:
          “Section 7.1 Entitlement to Certificates. The shares of the Corporation may be represented by certificates or may be uncertificated. Every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed in accordance with Section 7.3 representing the number of shares registered in certificate form. The Corporation shall not have power to issue a certificate representing shares in bearer form. The shares of the Corporation shall be eligible for listing and transfer on a Direct Registration System which provides for electronic direct registration of eligible securities in a stockholder’s name on the books of the transfer agent and allows shares of the Corporation to be transferred between a transfer agent and broker electronically.”
     Except to the extent specifically modified herein, the provisions of the Bylaws shall remain unmodified.
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     The undersigned certifies that this Amendment has been adopted by the Board of Directors of the Corporation on the date first set forth above.

By:	/s/ Michael Cavalier

Name:	Michael Cavalier

Title:	Senior Vice President – General Counsel

Signature Page to
First Amendment to the Amended and Restated Bylaws of
Cinemark Holdings, Inc.